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                                                                     Exhibit 8.1





                                   May 6, 1999


Advanta Mortgage Conduit
   Services, Inc.
10790 Rancho Bernardo Road
San Diego, CA  92127

Advanta Conduit Receivables Inc.
10790 Rancho Bernardo Road
San Diego, CA  92127

         Re:  Advanta Mortgage Conduit Services, Inc. and
         Advanta Conduit Receivables, Inc.,  Mortgage Loan
         Asset-Backed Securities

Ladies and Gentlemen:

         We have acted as counsel to Advanta Mortgage Conduit Services, Inc. (the "Sponsor") and Advanta Conduit Receivables, Inc. (the "Transferor," together with the Sponsor, the "Registrants") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Mortgage Loan Asset-Backed Securities ("Securities") which the Registrants plan to offer in series.

         Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in Securities, but with respect to those tax consequences which are discussed in our opinion, the description is accurate.

         We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences."


                                            Very truly yours,
                                            /s/ DEWEY BALLANTINE LLP
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